Exhibit 23.1

Audit ● Tax ● Consulting ● Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated May 14, 2020 on our audits of the consolidated financial statements of American BriVision (Holding) Corporation, Inc. (the “Company”) as of and for the years ended December 31, 2019 and 2018, respectively, which report was included in the Annual Report on Form 10-K of the Company filed on May 15, 2020 in the Company’s Registration Statements on Forms S-8 (File No. 333-234656 and 333-209577)

/s/ KCCW Accountancy Corp. Certified Public Accountants

KCCW Accountancy Corp. Certified Public Accountants

Diamond Bar, California

May 15, 2020